Exhibit 99(a)

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE:
NorthWestern Energy to Effectuate Holding Company
Reorganization on October 2, 2023
BUTTE, MT / SIOUX FALLS, SD: September 29, 2023 – NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) today announced that it intends to effectuate its previously announced holding company reorganization. Effective October 2, 2023, NorthWestern Energy Group, Inc. will become the parent holding company of NorthWestern Corporation, which owns and operates the Montana, South Dakota and Nebraska regulated utility businesses. In early 2024, NorthWestern intends to complete the second and final phase of the reorganization which will result in the South Dakota and Nebraska regulated utilities business becoming a separate direct subsidiary of NorthWestern Energy Group, Inc.

Intended to be a tax-free transaction for U.S. federal income tax purposes, current NorthWestern Corporation stockholders will automatically become stockholders of the new NorthWestern Energy Group, Inc. Each outstanding share of common stock of NorthWestern Corporation will automatically convert on a one-for-one basis into an equivalent corresponding share of common stock of NorthWestern Energy Group, Inc. There will be no change in outstanding shares or ownership percentages as a result of the reorganization and the NWE ticker symbol will remain unchanged.

NorthWestern Energy - Delivering a Bright Future
NorthWestern Energy provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 764,200 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Investor Relations Contact:	Media Contact:
Travis Meyer	Jo Dee Black
(605) 978-2967	(866) 622-8081
travis.meyer@northwestern.com	jodee.black@northwestern.com